EXHIBIT 5.2

April 4, 2005

Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, Texas 75234

Ladies and Gentlemen:

      We have acted as counsel to Collegiate Pacific Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), with respect to 83,126 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) issued to the former stockholders of CMS of Central Florida Inc. d/b/a Orlando Team Sports (“OTS”) in connection with the Company’s acquisition of OTS.

      In connection with the opinion expressed herein, we have examined copies or originals of such certificates, instruments, documents, records and matters of law as we have deemed necessary for the purposes of such opinion.

      In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, and (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws.

      Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

      The foregoing opinion is limited in all respects to the laws of the States of Delaware and Texas and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
Dubai Houston London Moscow New York Tokyo Washington	Dallas, Texas 75201-2975 Tel 214.220.7700 Fax 214.220.7716
www.velaw.com

Collegiate Pacific Inc. April 4, 2005 Page 2

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.